Exhibit 99.1 Press Release of Dickie Walker Marine, Inc. dated December 18, 2003

FOR IMMEDIATE RELEASE

Contacts:	Gerald W. Montiel, Chairman and CEO
Todd	Schmidt, CFO

(760) 450-0360

Dickie Walker Marine Reports Fiscal Year 2003 Results

Oceanside, Calif.—December 18, 2003—Dickie Walker Marine, Inc. (Nasdaq: DWMA) today reported net sales for the year ended September 30, 2003 of $4,502,000, an increase of 55% over the prior year. The sales increase was largely due to the increase in sales of West Marine® private label branded products to their retail stores, the opening of the first Dickie Walker retail store, and the launch of the Dickie Walker™ wholesale line. Net loss for year ended September 30, 2003 was $1,689,000 or $0.46 per share, compared to a net loss of $1,195,000 or $0.43 per share, for the year ended September 30, 2002.

Gerald W. Montiel, Chairman and CEO, stated, “Through the wonderful efforts of our employees, fiscal 2003 was a rewarding year of growth for the company. We began shipping the Dickie Walker brand of apparel and lifestyle products on a limited basis and are pleased with the response from our limited customer base. We continued to design, source and distribute private label products for West Marine. We also opened our first Dickie Walker retail store, a small store located in La Jolla, California. In addition we continued to develop and improve our sourcing, product development, systems and infrastructure to position us to capitalize on future opportunities.”

In reviewing the financial results, Montiel continued, “Included in the net loss for the current year were approximately $423,000 of marketing, merchandising and trade show expenses incurred to launch the Dickie Walker line to the wholesale trade. This is an increase from the $140,000 of marketing, merchandising and trade show expenses in fiscal 2002. We also incurred $275,000 of expenses related to operating as a publicly-traded company compared to $72,000 of similar expenses for the last fiscal year. When adjusted for these differences and an improved gross margin, our adjusted operating loss for fiscal 2003 was flat with fiscal 2002.”

Montiel added, “We are pleased to announce that we have renewed our Strategic Alliance Agreement with West Marine, the nation’s largest specialty retailer of boating supplies and apparel, through 2004. We look forward to assisting them in continuing to build their casual apparel business.

“Looking forward into fiscal 2004, we plan to significantly increase sales and distribution of the Dickie Walker™ brand. We plan to open new accounts, add more sales representatives, and distribute our products through a wider range of retailers. We have also signed a letter of intent for lease space to open our second Dickie Walker retail store in Southern California in the summer of 2004. We are very encouraged by the results to date of the Dickie Walker lines and anticipate that sales of our Spring 2004 Dickie Walker line will increase significantly over the prior year’s line.

“As we expect that the Dickie Walker™ brand will yield higher gross margins than our private label business, we anticipate an improvement in gross margins in 2004. We have also taken some actions that should enable us to operate at a lower cost and, consequently, expect that our selling, general and administrative expenses in 2004 will shrink as a percentage of sales. As we continue to invest in expanding and building the business, we currently do not anticipate making a profit in 2004. Although there can be no assurance, we do believe, however, that our quarterly operating results for fiscal 2004 will show marked improvement over the comparable quarters of fiscal 2003.”

Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on quality comfortable clothing and classic styling, the Dickie Walker brand is unique in its design and appeal. Dickie Walker apparel combines the look and quality fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker line of lifestyle items features marine-themed decorative and functional accessories for the home, office and boat.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, among other things, statements that relate to Dickie Walker Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include whether the Company will be able to increase sales through its existing distribution channels; whether the existing retail store and future retail stores will be profitable; competitive pricing pressures; inventory management and shrink issues; the rate that consumers purchase nautical apparel and accessories from our distribution channels (“sell-through”); and other risk factors disclosed from time to time in the Company’s SEC filings.

(Financial statements follow)

Dickie Walker Marine, Inc.

Statements of Operations

In thousands, except per share data

	Year ended September 30,
	2003		2002
Net sales	$4,502	100%	$2,907	100%
Cost of sales	3,407	76%	2,316	80%
Gross profit	1,095	24%	591	20%
Selling, general and administrative expenses	2,703	60%	1,725	59%
Loss from operations	(1,608)	(36)%	(1,134)	(39)%
Other expense—net	(81)	(2)%	(61)	(2)%

Net loss	$(1,689)	(38)%	$(1,195)	(41)%

Net loss per share—basic and diluted	$(0.46)		$(0.43)
Shares used in per share calculation	3,680		2,810

Balance Sheets

(In thousands)

	September 30, 2003	September 30, 2002
Assets:
Cash and cash equivalents	$2,688	$4,971
Accounts receivable—net	130	157
Inventories—net	797	727
Property and equipment—net	1,001	483
Other assets	233	283

Total Assets	$4,849	$6,621

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$377	$326
Customer advances	—	725
Deferred revenue	594	—
Notes payable to stockholders	900	900
Capital lease obligation	114	153
Stockholders’ equity	2,864	4,517

Total Liabilities and Stockholders’ Equity	$4,849	$6,621